Exhibit (10)(b)
September 13, 1989

R. Gregory Lewis
9219 Concord Road
Brentwood, Tennessee 37027

Severance Benefits Agreement

Dear Mr. Lewis:

The Board of Directors of Volunteer Capital Corporation (the “Company”) recognizes that your contributions to the past and future growth and success of the Company have been substantial. The Board therefore desires to assure the Company of your continued services for the benefit of the Company now, and in the event that the Company were to be faced with a takeover possibility.

In order to induce you to remain in the employ of the Company, this letter agreement (the “Agreement”) sets forth severance benefits which the Company will pay to you in the event of a severance of your employment, except as a result of your death, Disability, Retirement or your termination by the Company for Cause, (in each case as such capitalized terms are defined in Section 3 below), subsequent to a “Change in Control of the Company” (as defined in Section 2 below).

1.           TERM. If a Change in Control of the Company (as defined in Section 2 below) should occur while you are still an employee of the Company, then this Agreement shall continue in effect from the date of such Change in Control of the Company for so long as you remain an employee of the Company.

2.           CHANGE IN CONTROL. No benefits shall be payable hereunder unless and until there shall have been a Change in Control of the Company, as defined in this Section 2, while you are still an employee of the Company. For purposes of this Agreement, a “Change in Control of the Company” shall be deemed to have occurred if (i) the Company shall cease to be a publicly owned corporation having its outstanding common stock listed on a national exchange or traded in the over-the-counter market, or (ii) any other corporation, person or “group” (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) other than Jack C. Massey or his affiliates, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. Upon a Change in Control of the Company while you are still an employee of the Company, this Agreement and all of its provisions shall become operative immediately.

3.           SEVERANCE FOLLOWING CHANGE IN CONTROL. If a Change in Control of the Company as defined in Section 2 above shall have occurred while you are still an employee of the Company, you shall be entitled to the benefits provided in Section 4 below upon the subsequent severance of your employment with the Company by you (but only if such severance is elected by you for “Reason”, as defined in subsection 3(iv) below, or by the Company, unless such severance by the Company is a result of (a) your death, (b) your Disability (as defined in subsection 3(i) below), (c) your Retirement (as defined in subsection 3(ii) below), or (d) your termination by the Company for Cause (as defined in subsection 3(iii) below), in any of which events you shall not be entitled to receive severance benefits under this Agreement.

(i)           Disability. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from your duties with the Company on a full time basis for 130 consecutive business days and within thirty (30) days after written notice of termination is given you shall not have returned to the full time performance of your duties, the Company may terminate this Agreement for “Disability”, in which event you shall not be entitled to receive severance benefits under this Agreement.

(ii)          Retirement. The term “Retirement”, as used in this Agreement, shall mean severance by the Company or you of your employment based on your having reached age 65, which is the Company’s normal retirement age. The Company may terminate this Agreement for “Retirement” at any time after your 65th birthday, in which event you shall not be entitled to receive severance benefits under this Agreement.

(iii)         Cause. The Company may terminate your employment at any time for Cause, in which event you shall not be entitled to receive severance benefits under this Agreement. For the purposes of this Agreement, the Company shall have “Cause” to terminate your employment hereunder only if termination shall have been the result of an act or acts of dishonesty by you constituting a felony and resulting or intended to result directly or indirectly in substantial gain or personal enrichment at the expense of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Company’s Board of Directors at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth in the first sentence of this subsection 3(iii) and specifying the particulars thereof in detail.

(iv)         Reason. Following a Change in Control of the Company, you may terminate your employment at any time for Reason, in which event you shall be entitled to receive severance benefits under this Agreement. For the purposes of this Agreement, you shall have “Reason” to terminate your employment hereunder if there is either a change in your present responsibilities or there is a decrease in the level of your compensation or other economic loss.

(v)          Notice of Termination. Any termination by the Company pursuant to subsections 3(i), 3(ii) or 3(iii) above or by you pursuant to subsection 3(iv) shall be communicated by written Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. For purposes of this Agreement, no such purported termination shall be effective without such Notice.

(vi)         Date of Termination. “Date of Termination” shall mean (A) if the Agreement is terminated by you, the date on which you deliver Notice of Termination to the Company, (B) if this Agreement is terminated by the Company for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) days period), or (C) if your employment is terminated by the Company for any other reason, the date on which a Notice of Termination is given; provided that if within thirty (30) days after any Notice of Termination is given to you by the Company, you notify the Company that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

(vii)        Company Retains Right to Terminate You for any Reason. The Company may terminate your employment at any time, before or after any Change in Control of the Company, subject to your right to receive the severance benefits hereinafter specified if such termination occurs after a Change in Control of the Company and is for a reason other than those specified in subsections 3(i), 3(ii) and 3(iii) above.

4.           COMPENSATION UPON SEVERANCE AFTER A CHANGE IN CONTROL OF THE COMPANY. This Section 4 describes your rights to receive severance compensation from the Company if there shall have occurred a Change in Control of the Company while you are still an employee of the Company, unless such severance was by the Company as a result of your death, Retirement, Disability or Cause or by you without Reason (as such capitalized terms are defined in Section 3 above):

(a)         If the Company shall terminate your employment other than pursuant to subsections 3(i), 3(ii) or 3(iii) above, or if you shall resign from the Company for Reason as set forth in subsection 3(iv) above, then:

    The Company shall pay to you as severance pay in a lump sum on the fifth day following the Date of Termination, an amount equal to one and one-half times your then annual salary.

(b)         The Company shall pay all legal fees and expenses incurred by you in contesting or disputing any such termination, or in seeking to obtain or enforce any right or benefit provided by this Agreement in whole or in part.

(c)         You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise.

5.           SUCCESSORS; BINDING AGREEMENT. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if such succession had not occurred, except that for purposes of implementating the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)         This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts are still payable to you hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate.

6.           NOTICE. For the purposes of this Agreement, notices and all other communication provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, prostage prepaid, addressed as follows:

If to the Company:

Volunteer Capital Corporation
101 Winners Circle
Brentwood, Tennessee 37027
Attn: Secretary

If to you to the address set forth on the first part of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7.           MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Tennessee. The term “Company”, as used in all Sections of this Agreement except (A) the definition of Change of Control of the Company, (B) Section 5, (C) references to the Company’s Board of Directors and (D) references to the Company’s common stock shall be deemed to include all of the Company’s subsidiaries.

8.           VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.           CONFIDENTIALITY. You shall retain in confidence any and all confidential information known to you concerning the Company and its businesses so long as such information is not otherwise publicly disclosed.

If the terms of the foregoing Agreement are acceptable to you, please sign and return to the Company the enclosed copy of this Agreement whereupon this Agreement shall become a valid and binding agreement between the Company and you.

Sincerely,

VOLUNTEER CAPITAL CORPORATION

By: /s/ Lonnie J. Stout II
Attested:

/s/ Cynthia B. Dove
Accepted and Agreed as of the
date first above written:

/s/ R. Gregory Lewis
(Employee)
Witness:

/s/ Janice Jackson

AMENDMENT TO SEVERANCE BENEFITS AGREEMENT

THIS AMENDMENT TO SEVERANCE BENEFITS AGREEMENT (the “Agreement”), entered into this 26th day of December, 2008, by and between J. Alexander’s Corporation, a Tennessee corporation (“Company”), and R. Gregory Lewis (“Executive”).

WHEREAS, the Company and Executive are parties to that certain Severance Benefits Agreement, dated September 13, 1989 (the “Severance Benefits Agreement”); and

WHEREAS, the Company and Executive desire to enter into this Agreement to amend certain provisions of the Severance Benefits Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual agreements contained herein, and other good and valuable consideration, the receipt, sufficiency and mutuality of which are hereby acknowledged, the Company and Executive hereby agree as follows.

1. The following shall be inserted as Section 10 of the Severance Benefits Agreement:

It is intent of both parties that this Agreement is grandfathered from the requirements of Section 409A of the Code pursuant to the requirements of Treasury Regulation 1.409A-6. If it is later determined, that this Agreement is subject to the requirements of Section 409A of the Code, then it is intended that (1) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). Notwithstanding the foregoing or anything to the contrary in this Agreement, if the Corporation determines (i) that on the date the Executive’s employment with the Corporation terminates or at such other time that the Corporation determines to be relevant, the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Corporation and (ii) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement then (A) such payments shall be delayed until the date that is six months after the date of the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Corporation, or, if earlier, the date of the Executive’s death. Any payments delayed pursuant to this Section 10 shall be made in a lump sum on the first day of the seventh month following the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of the Executive’s death. For purposes of this Section 10, “Executive” shall mean R. Gregory Lewis.

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2.  Except as expressly modified by the terms of this Agreement, the provisions of the Severance Benefits Agreement shall continue in full force and effect.

3. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall be deemed to be one and the same instrument.

4. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of Tennessee without regard to the choice of law principals thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written.

EXECUTIVE /s/ R. Gregory Lewis R. Gregory Lewis J. ALEXANDER’S CORPORATION By: /s/ Lonnie J. Stout II Name: Lonnie J. Stout II Title: Chief Executive Officer

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